Exhibit (a)(10)

84 Waterford Drive Marlborough, MA 01752-7010 Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

MARLBOROUGH, Mass., Sept. 24, 2009 — Sepracor Inc. (“Sepracor”, NASDAQ: SEPR) today announces that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the acquisition of Sepracor by Dainippon Sumitomo Pharma Co., Ltd. (“DSP”, TSE: 4506) through a cash tender offer of $23.00 per share expired as of 11:59 PM, New York City time, on September 23, 2009 with no action by either the Federal Trade Commission or the U.S. Department of Justice.

The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the tender offer.  The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Tuesday, October 13, 2009, unless the tender offer is extended.

The closing of the tender offer is subject to other customary closing conditions described in the agreement and plan of merger dated September 3, 2009, by and among DSP, Aptiom, Inc. (a wholly-owned indirect subsidiary of DSP) and Sepracor, including the tender of a number of shares that constitutes at least a majority of Sepracor’s outstanding shares of common stock (on a fully diluted basis as further described in the definitive agreement).

About Sepracor

Sepracor is a fully integrated specialty pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving large and growing markets and unmet medical needs. Sepracor’s drug development, corporate development, and licensing efforts have yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s currently marketed products in the U.S. include LUNESTA® brand eszopiclone, XOPENEX® brand levalbuterol HCl Inhalation Solution, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, BROVANA® brand arformoterol tartrate Inhalation Solution, OMNARIS® brand ciclesonide Nasal Spray and ALVESCO® brand ciclesonide HFA Inhalation Aerosol. Sepracor’s wholly-owned subsidiary, Sepracor Pharmaceuticals, Inc., markets several additional products in Canada that are focused in the cardiovascular, central nervous system, pain and infectious disease therapeutic areas. Sepracor has approximately 2,100 employees worldwide. Additional information about Sepracor is available through its corporate web site at http://www.sepracor.com.

Forward-Looking Statement

This announcement contains forward-looking statements that involve significant risks and uncertainties.  All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects,” “could,” “should” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing.  All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Sepracor’s current perspective on existing trends and information.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Sepracor’s control.  Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Sepracor stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Sepracor’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Sepracor and the Solicitation/Recommendation Statement filed by Sepracor.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Sepracor’s results of operations or financial condition.  Sepracor does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of Sepracor common stock has been made pursuant to an offer to purchase and related materials that Aptiom, Inc. (“Aptiom”; a wholly-owned indirect subsidiary of DSP), filed with the U.S. Securities and Exchange Commission.  At the time the tender offer was commenced, on September 15, 2009, Aptiom filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter on September 15, 2009 Sepracor filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT, IN EACH CASE, AS AMENDED, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  These materials have been sent free of charge to all stockholders of Sepracor.  In addition, all of these materials (and other materials filed by Sepracor with the U.S. Securities and Exchange Commission) are available at no charge from the U.S. Securities and Exchange Commission through its web site at http://www.sec.gov.  Investors and security holders may also obtain free copies of these documents that are filed with the U.S. Securities and Exchange Commission from Sepracor at http://www.sepracor.com.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris and Alvesco are registered trademarks of Nycomed GmbH.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

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